Exhibit 99.1

Cardinal Bankshares Corporation

101 Jacksonville Circle

Floyd, Virginia 24091

Contact:	Leon Moore	Telephone: (540) -745-4191
	Chairman of the Board, President and CEO	FAX: (540-) 745-4133

Stephanie Kent Senior Vice President and Principal Financial Officer

August 21, 2006 For Immediate Release	Traded: OTC Bulletin Board Symbol: CDBK

Cardinal Bankshares Corporation Announces Increased Earnings for the First Six Months of 2006

FLOYD, VA – Cardinal Bankshares Corporation is pleased to report increased year to date earnings for the first half of 2006 as compared to the first half of 2005. “As the bank continues to expand, we are quite pleased to report this increase in earnings”, stated Leon Moore, chairman and chief executive officer.

Net income for the first six months of 2006 amounted to $1,270,000, a slight increase of $167,000 from the income of $1,103,000 for the same period in 2005. Basic earnings amounted to $.83 per share as compared to $.72 per share for the first 6 months of 2005. This represents an increase of 15.1% above ending figures of June 2005.

Noninterest expense increased approximately $57,000 the first six months of 2006 compared to the first six months of 2005. The largest portion of that amount was attributed to personnel expenses related to Tanglewood and Salem branches added during 2005.

Total assets at June 30, 2006 were $191,122,000. Net loans ended the first six months at $123,342,000. Deposits at June 2006 were $162,068,000.

Mr. Moore stated, “Asset quality remains good and our capital position remains strong.”

Moore added, “Plans are underway to open our eighth branch in early 2007. This branch in Pulaski County, Virginia will serve the Fairlawn community. With this expansion, I believe the bank is well positioned for future growth and success. We appreciate the support of our customers, shareholders and employees. We welcome your comments and the opportunity to serve you.”

Mr. Moore commented on a recent article in the Roanoke, Virginia newspaper concerning the ongoing lawsuit between Cardinal and its former Chief Financial Officer David Welch. The newspaper article refers to a court filing by Welch in which Welch presents as fact his speculation about how much Cardinal has spent defending against his efforts to be reinstated as CFO. Mr. Moore said, “Mr. Welch could not know whether his speculation—which he passed off as fact in his court filing—is true or not. In reality, Mr. Welch’s speculation is false and greatly overstates Cardinal’s expenses in the case. Cardinal is troubled that its former CFO would go on record with these conjectures about Cardinal’s finances. The remarks reveal a casual willingness to pass off provocative speculation as fact. If anything, Welch’s statements illustrate exactly why Cardinal so vigorously opposes his reinstatement as CFO. Cardinal finds it unacceptable that its former CFO would make public representations about the finances of the company without knowing whether they were right or wrong. Like the vast majority of public companies, Cardinal has had to spend substantial amounts to comply with the new requirements of the Sarbanes Oxley Act. These expenses have nothing to do with Welch’s suit. Even so, Cardinal’s results are gratifying”.

Cardinal provides a wide range of commercial banking services to individuals and small to medium-sized businesses through its main office located in Floyd, Virginia and its branch locations in Christiansburg, Hillsville, Roanoke, Salem and Willis, Virginia.

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This press release may contain “forward-looking statements,” within the meaning of federal securities laws, that involve risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s most recent Form 10-K report and other documents filed with the Securities and Exchange Commission.

Cardinal Bankshares Corporation and Subsidiary

Consolidated Balance Sheets

(In thousands, except share data)	(Unaudited) June 30, 2006	(Audited) December 31, 2005
Assets
Cash and due from banks	$4,378	$4,292
Interest-bearing deposits	7,438	9,042
Federal funds sold	6,600	5,125
Investment securities available for sale, at fair value	19,771	19,308
Investment securities held to maturity (fair value June 30, 2006 - $17,488; December 31, 2005 - $17,743)	17,455	17,470
Restricted equity securities	554	546
Total loans	124,809	129,981
Allowance for loan losses	(1,467)	(1,427)

Net loans	123,342	128,554

Bank premises and equipment, net	3,918	3,997
Accrued interest receivable	1,019	998
Foreclosed properties	212	418
Bank owned life insurance	4,709	4,631
Other assets	1,726	1,854

Total assets	$191,122	$196,235

Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$28,915	$26,747
Interest-bearing deposits	133,153	141,101

Total deposits	162,068	167,848

Securities sold under agreements to repurchase	—	134
Accrued interest payable	137	134
Other liabilities	1,109	1,061

Total liabilities	163,314	169,177

Commitments and contingent liabilities	—	—
Stockholders’ Equity
Common stock, $10 par value, 5,000,000 shares authorized, 1,535,733 shares issued and outstanding	15,357	15,357
Additional paid-in capital	2,925	2,925
Retained earnings	9,688	8,833
Accumulated other comprehensive income, net	(162)	(57)

Total stockholders’ equity	27,808	27,058

Total liabilities and stockholders’ equity	$191,122	$196,235

Cardinal Bankshares Corporation and Subsidiary

Consolidated Statements of Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
(In thousands, except share data)	2006	2005	2006	2005
Interest income
Loans and fees on loans	$2,267	$2,165	$4,583	$4,167
Federal funds sold and securities purchased under agreements to resell	47	32	74	58
Investment securities:
Taxable	207	208	399	418
Exempt from federal income tax	213	229	431	468
Deposits with banks	85	17	196	34

Total interest income	2,819	2,651	5,683	5,145

Interest expense
Deposits	987	844	1,956	1,619
Borrowings	—	10	—	22

Total interest expense	987	854	1,956	1,641

Net interest income	1,832	1,797	3,727	3,504
Provision for loan losses	10	12	30	36

Net interest income after provision for loan losses	1,822	1,785	3,697	3,468

Noninterest income
Service charges on deposit accounts	64	71	132	129
Other service charges and fees	26	26	49	49
Net realized gains on sales of securities	—	6	3	9
Other operating income	92	77	222	162

Total noninterest income	182	180	406	349

Noninterest expense
Salaries and employee benefits	741	702	1,488	1,385
Occupancy and equipment	167	173	340	365
Foreclosed assets, net	(9)	—	(9)	—
Other operating expense	314	349	621	660

Total noninterest expense	1,213	1,224	2,440	2,410

Income before income taxes	791	741	1,663	1,407
Income tax expense	184	164	393	304

Net Income	$607	$577	$1,270	$1,103

Basic earnings per share	$0.40	$0.38	$0.83	$0.72
Diluted earnings per share	$0.40	$0.38	$0.83	$0.72
Weighted average basic shares outstanding	1,535,733	1,535,733	1,535,733	1,535,733
Weighted average diluted shares outstanding	1,535,733	1,535,733	1,535,733	1,535,733